Fund Administration Fee Schedule Exhibit A
Name Of Series	Date Added
Neiman Large Cap Value Fund	March 18, 2003

Advisors Capital Total Return - Equity Fund
Advisors Capital Small/Mid Cap Fund
Advisors Capital Tactical Fixed Income Fund

Advisors Capital Active All Cap Fund

Advisors Capital Growth Fund

Advisors Capital International Fund

December 14, 2020 December 14, 2020 December 14, 2020 September 27, 2022 September 17, 2024 September 17, 2024

Annual fee based upon average assets:

7 basis points on first $200 million 5 basis points on next $500 million 3 basis points on the balance

Minimum monthly fee: $2,000 for single series funds and an additional $500 for each additional class.
The minimum monthly fee is $2,500 for single series funds added in 2020 and after.

Plus out-of pocket expense reimbursements, including but not limited to:

Proxies
Special reports
Printing of Annual Prospectus, SAI, Annual and Semi-Annual Reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing expenses
Legal expenses

Fees and out-of-pocket expense reimbursements are billed monthly

8.